Exhibit 99.1

News Release

Contact(s):	Media Inquiries:	Visteon Corporation
	Kimberly A. Welch	Corporate Communications
	313-755-3537	17000 Rotunda Drive
	kwelch5@visteon.com	Dearborn, Michigan 48120
Facsimile: 313-755-7983

Jim Fisher
313-755-0635
jfishe89@visteon.com

FOR IMMEDIATE RELEASE

Visteon Names Kenneth B. Woodrow to Board of Directors

VAN BUREN TOWNSHIP, Mich., Oct. 12, 2004 — Visteon Corporation (NYSE:VC) announced that Kenneth B. Woodrow was elected to Visteon’s Board of Directors at a meeting on Oct. 6. Woodrow will serve on the Audit Committee and Corporate Governance and Nominating Committee.

Woodrow spent 31 years at Target Corp. (formerly Dayton-Hudson Corp.), serving as vice chairman from 1999 until his retirement in 2001. From 1994-1999 he was president of Target Stores, Dayton-Hudson’s largest operating division with annual revenues of more than $23 billion. He held many other key roles with the company in logistics, administration, merchandising, operations and planning.

“Ken Woodrow is an experienced and highly respected leader and we are pleased to have him join Visteon’s board,” said Michael F. Johnston, Visteon’s president and chief executive officer. “His strong background in distribution, merchandising and strategic planning will bring another valuable perspective to our board.”

Woodrow also serves on the boards of Delta Air Lines Inc., Shock Doctor Inc. and Groves Academy. He is also the chairman of the board of trustees of Hamline University. He has a master’s degree in business administration from Harvard University and a bachelor’s degree from Yale University.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has approximately 72,000 employees and a global delivery system of more than 200 technical, manufacturing, sales and service facilities located in 25 countries.

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